Exhibit 99.1

ZOLL Medical Corporation Announces Second Quarter Results

Results in Line with Previous Announcement

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 22, 2009--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the second quarter of fiscal 2009 were $92,708,000, compared to revenues in the second quarter of last year of $99,160,000, a decline of 7%. Revenue results reflected a negative foreign exchange impact of nearly $5 million, compared to the second quarter of fiscal 2008. Net income for the quarter was $1,782,000, compared to $5,654,000 for the prior-year quarter. Diluted earnings per share were $0.08, compared to $0.27 in the prior-year quarter. Backlog at the end of the second quarter was approximately $7.8 million.

Second quarter sales to the North American market were $70.0 million, a decrease of 6% compared to $74.6 million for the prior-year period. Sales to the North American hospital market decreased 37% to $17.5 million, compared to $27.9 million for the same period last year. North American hospital revenues included US Military/Big Government sales of $1.4 million in Q2 of 2009, compared to $3.7 million in Q2 of 2008. Sales to the North American pre-hospital market increased 15% to $47.1 million, compared to $41.0 million in the prior year. International sales decreased 8% to $22.7 million, compared to $24.6 million in the prior year, including the impact from foreign exchange. LifeVest® revenues increased 78% to $10.5 million. Total AutoPulse® sales increased 18% to $4.0 million, compared to $3.4 million in the second quarter of last year.

Gross margin for the second quarter was 52%, compared to 54% in the second quarter of fiscal 2008. The primary reason for the decrease was the result of a stronger US dollar relative to the prior-year quarter.

Commenting on second quarter results, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “Unlike the first quarter of fiscal 2009, when we over-performed in our pre-hospital and International markets, our performance in those markets during Q2 was not enough to offset the reduced spending we continued to see in the North American hospital market. In addition, we received very little military business during the quarter. Taken together, and combined with the foreign exchange headwind, which cost us about 12 cents when compared to last year’s rates, we achieved only modest results this quarter.”

“With respect to specific products,” Mr. Packer noted, “we continued to see excellent growth from our LifeVest business as that business continues to accelerate. Our AutoPulse growth was solid compared to Q2 of last year, although we note that orders were down modestly on a sequential basis, presumably due to the tight capital spending environment. However, we continued to see growth from our data management business despite the current difficult economy. Finally, AED revenues were down from a year ago, as expected, as much of the spending on public access AEDs has slowed.”

Mr. Packer added, “Looking forward, we continue to see only very modest results in 2009. We expect continued constraints in capital equipment spending and a significant foreign exchange headwind. However, in spite of these challenges, we will continue to push forward to accelerate the expansion of our LifeVest sales force and we look forward to adding revenue in 2009 from our pending acquisition of the Alsius temperature management product line, as previously discussed. Where appropriate, we continue to reduce spending on our core business to help fund these investments. We anticipate that these investments will help us establish a very strong competitive position in markets which we believe will offer significant long-term growth and profit opportunities for ZOLL.”

Mr. Packer concluded, “Q2 was an obvious disappointment for us. However, we are taking the actions now which will position us well in our core markets. Our profitability will improve significantly when capital spending eventually picks up and overall business conditions improve. In addition, given our strong balance sheet, we continue to move aggressively to build strength in higher growth markets that have the potential to yield significantly higher levels of profitability. As we plow through the current rough conditions, we are focused on building a much larger, more profitable Company which will be the clear leader in resuscitation.”

ZOLL will host a conference call on Wednesday, April 22, 2009 at 10:30 a.m. EDT to discuss its second quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR® and Real CPR Help®) technologies, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to AutoPulse sales, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 6, 2009. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2009 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, See-Thru CPR, CPR Help and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	March 29, 2009	September 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$37,026	$36,675
Short-term investments	29,984	32,597
Accounts receivable, net	81,855	84,423
Inventory	67,913	61,023
Prepaid expenses and other current assets	13,438	12,313
Total current assets	230,216	227,031
Property and equipment, net	38,344	33,954
Other assets, net	86,737	85,035
	$355,297	$346,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,730	$17,539
Accrued expenses and other liabilities	52,025	57,702
Total current liabilities	80,755	75,241
Non- current liabilities:
Other long-term liabilities	2,921	2,921
Total liabilities	83,676	78,162
Total stockholders’ equity	271,621	267,858
	$355,297	$346,020

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
Net sales	$92,708	$99,160	$182,170	$192,175
Cost of goods sold	44,563	45,522	87,112	93,392
Gross profit	48,145	53,638	95,058	98,783
Expenses:
Selling and marketing	27,632	28,420	54,181	53,548
General and administrative	7,993	8,119	15,626	15,729
Research and development	10,116	8,549	18,085	16,381
Total expenses	45,741	45,088	87,892	85,658
Income from operations	2,404	8,550	7,166	13,125
Other income (expense)	237	285	(632)	678
Income before taxes	2,641	8,835	6,534	13,803
Tax expense	859	3,181	1,858	4,969
Net income	$1,782	$5,654	$4,676	$8,834
Earnings per share:
Basic	$0.08	$0.27	$0.22	$0.43
Diluted	$0.08	$0.27	$0.22	$0.42
Weighted average common shares:
Basic	21,077	20,782	21,069	20,747
Diluted	21,160	21,208	21,219	21,142

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer